PROMISSORY NOTE

 September 19, 2013

FOR VALUE RECEIVED, Mascota Resources Corp., a Nevada Corporation, promises to pay Maria Ernestina Virgen Ponce, on or before December 31, 2016, the amount of Five Thousand ($5,000.00) in the currency of the United States, plus simple interest on the principal amount of this Promissory Note accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

MASCOTA RESOURCES CORP.

Per /s/ María Ernestina Virgen Ponce

     María Ernestina Virgen Ponce, Pres., CEO, CFO